Exhibit 10.1

RECAPITALIZATION AGREEMENT

This RECAPITALIZATION AGREEMENT, dated March     , 2008 (this “Agreement) is an amendment to the Securities Purchase Agreement, dated as of October 31, 2005, as amended prior to the date hereof (as amended, the “SPA”), among SendTec Acquisition Corp., a Delaware corporation (“STAC”), SendTec, Inc. (formerly known as RelationServe Media, Inc.), a Delaware corporation (the “Company”), each Holder identified on the signature pages hereto (each, including its successors and assigns, a “Holder” and collectively the “Holders”), and Christiana Corporate Services, Inc., a Delaware corporation, in its capacity as administrative agent for the Holders (together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, the parties hereto desire to enter into this Agreement in order to provide for the exchange of the Original Debentures (as defined herein) into Series B Preferred (as defined herein) of the Company, subject to the terms and conditions set forth in this Agreement and for certain rights and obligations of the parties from and after the date hereof.

WHEREAS, the Holders have agreed that the Original Debentures shall be exchanged for a combination of Series B Preferred, Debentures (as defined herein) and Residual Debentures (as defined herein), subject to the terms and conditions set forth in this Agreement and for certain rights and obligations of the parties from and after the date hereof, and that the Debentures and Residual Debentures shall not bear interest.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Original Debentures (as defined herein), and (b) the following terms have the meanings indicated in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(h).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Bloomberg” means Bloomberg Financial L.P. or any successor thereto, or, if it is not then reporting such prices, by a comparable reporting service of national reputation selected by the Company.

“Certificate of Amendment” means the Certificate of Amendment of the Certificate of Incorporation of the Company, as amended to date providing for the changes set forth in Section 4.1 hereof.

“Certificate of Designation” means the Certificate of Designation for the Series B Preferred, a copy of which is attached as Exhibit B hereto.

“Commission” means the Securities and Exchange Commission.

“Common Stock Equivalents” means any securities of a Person that would entitle the holder thereof to acquire at any time common stock of such Person, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, common stock.

“Common Stock” means the common stock, par value $0.001 per share, of the Company and any other class of securities into which such securities may hereafter have been reclassified or changed into.

“Company Counsel” means Holland & Knight LLP.

“Concurrent Offering” means the sale of shares of Common Stock at the Concurrent Offering Price per share, or if Series B Preferred, on such terms as specified in the Concurrent Purchase Agreements and Certificate of Designation, in an aggregate amount of up to $7,000,000, pursuant to one or more Concurrent Purchase Agreements, which shares may be acquired in one or more transactions as contemplated herein, during the period terminating one (1) year after the earlier to occur of either of the following: (a) the Second Closing Date; or (b) 150 days after the date of the First Closing.

“Concurrent Offering Price” means a price of: (a) $0.12 per share for Concurrent Offering sales made no later than three (3) months after the Second Closing Date; and (b) the greater of $0.12 per share or that price per share equal to a 35% discount to market (i.e., the 5-day VWAP as reported by Bloomberg immediately preceding the date of issuance) for Concurrent Offering sales made after three (3) months after the Second Closing Date.

“Concurrent Offering Target” means at least $5,000,000 in aggregate gross proceeds raised by the Company in the Concurrent Offering.

“Concurrent Purchase Agreements” means one or more Subscription Agreements for Common Stock or Series B Preferred, between the Company and the investors identified therein (each, a “New Holder” and collectively, the “New Holders”) in connection with the Concurrent Offering.

“Concurrent Shares” means the shares of Common Stock or Series B Preferred being issued in the Concurrent Offering.

“Conversion Price” means $0.17 per share, as such price may be adjusted pursuant to the Debentures or the Certificate of Designation, as applicable.

“Debentures” means the Amended and Restated Senior Secured Convertible Debentures issued by STAC to the Holders at the First Closing pursuant to Section 2.1(a)(iii), in substantially the form of the attached Exhibit C hereto.

“Disclosure Schedule” has the meaning ascribed to such term in Section 3.1.

“Discussion Time” shall have the meaning set forth in Section 3.2(f).

“Effective Date” means the date that the Registration Statement filed by Company pursuant to Section 4.17 and the Registration Rights Agreement to register the full initial Required Minimum of Underlying Shares and Warrant Shares is first declared effective by the Commission.

“Evaluation Date” has the meaning ascribed to such term in Section 3.2(k).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) the Concurrent Shares, (b) shares of Common Stock or options to employees, consultants, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the independent directors of the Board of Directors of the Company or a majority of the members of a committee of independent directors established for such purpose; provided that the number of shares directly or upon exercise of options to be issued to consultants shall not exceed 100,000 in the aggregate; (c) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement; provided, that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities; (d) securities issued pursuant to acquisitions of other companies; provided, that any such issuance (1) shall only be to a Person that is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives substantial benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (2) shall only be to a Person that is not an Affiliate of the Company or its Subsidiaries and (3) has been approved by a majority of the independent directors of the Company; and (e) securities issued at any time pursuant to the Sunrise Settlement. For purposes hereof, the independence of directors is determined by the rules of the Commission.

“Existing Registration Statement” means the Registration Statement on Form SB-2 (File No. 333-132586) pursuant to which an aggregate of 38,487,272 shares of Common Stock issuable upon conversion of the Original Debentures or exercise of the Warrants (as originally issued pursuant to the SPA) are registered.

“First Closing” means the transactions occurring simultaneously herewith as set forth in Section 2.1.

“GAAP” has the meaning ascribed to such term in Section 3.2(b).

“Guarantors Ratification” means the Guarantors’ Ratification and Amendment to Guarantor Security Agreement between certain of the Subsidiaries and the Agent dated the date hereof.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $75,000 (other than trade accounts payable, accrued liabilities and deferred revenues incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in a Person’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $75,000 due under leases required to be capitalized in accordance with GAAP.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.2(h).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.2(d).

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning ascribed to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.2(f).

“Morrison” means Morrison & Foerster LLP with offices at 1290 Avenue of the Americas, New York, New York 10104-0050.

“Original Debentures” means the Senior Secured Convertible Debentures due March 31, 2008, issued by STAC to the Holders pursuant to the SPA, in the current outstanding principal amount of $32,730,000.

“Permitted Indebtedness” shall mean (i) a working capital credit facility, term loan, or a combination thereof, up to an aggregate amount of $2,000,000, which may have a second priority security interest in the accounts receivable of the Company of the Company and its Subsidiaries (subordinate, for so long as any Debentures or Residual Debentures remain outstanding, to the security interest of the Holders in such assets), (ii) trade payables and indebtedness consisting of capitalized lease obligations and purchase money indebtedness incurred in connection with acquisition of capital assets and obligations under sale-leaseback arrangements with respect to newly acquired or leased assets (including, but not limited to equipment financing transactions), (iii) deferred revenues and (iv) accrued liabilities.

“Permitted Liens” means the following Liens: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by law for amounts not yet due; (iii) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security; (iv) non-monetary Liens that do not impair the marketability of the property subject thereto in any material respect; and (v) Liens pursuant to the Security Documents.

“Person” means an individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition).

“Registration Rights Agreement” means the Registration Rights Agreement dated February 3, 2006 among the Company and the Holders.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of, among other securities, the Transaction Shares by each Holder as provided for in the Registration Rights Agreement.

“Required Holders” means the holders of 75% of the principal amount then outstanding of the Debentures or Residual Debentures, as applicable, or the then outstanding shares of Series B Preferred (excluding any shares of Series B Preferred that may be issued to a New Holder) ; provided, however, that so long as LB I Group Inc. or any of its Affiliates own any Debentures, Residual Debentures, or Series B Preferred, such holders must include LB I Group Inc. and such Affiliates.

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable as Underlying Shares issuable upon conversion in full of all then outstanding Debentures, Residual Debentures, or shares of Series B Preferred, and any Warrant Shares issuable upon exercise in full of the Warrants, ignoring any conversion or exercise limits set forth therein, and assuming that the Conversion Price or Exercise Price (as defined in the Warrants), as applicable, is at all times on and after the date of determination 90% of the then applicable Conversion Price on the Trading Day immediately prior to the date of determination.

“Residual Debentures” means the Residual Senior Secured Convertible Debentures issued by STAC to the Holders at the Second Closing pursuant to Section 2.2(b) if the Concurrent Offering gross proceeds to the Company by the Second Closing Date are not at least $5,000,000, in substantially the form of the attached Exhibit K hereto.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Second Closing Date” means the third Trading Day following the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Section 2.3 or such other time or on such other date or at such other place as the parties may mutually agree upon in writing.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(q).

“Securities” means the Debentures, the Residual Debentures, the Series B Preferred, and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement Amendments” means an Amendment to STAC Security Agreement and an Amendment to IP Security Agreement between certain of the Subsidiaries and the Agent dated the date hereof.

“Security Documents” shall mean the Security Agreement, the Transaction Guaranty, the Guarantor Security Agreement (each as defined in the SPA), Guarantors Ratification, the Security Agreement Amendments, stock certificates and any other documents and filings required thereunder in order to grant the Holders a security interest in all of the assets of the Company and its Subsidiaries, including all UCC-1 filing receipts and medallion guaranteed stock powers as to any pledged securities.

“Series B Preferred” means the Series B preferred stock, par value $0.001 per share, of the Company with the designations, terms and rights as set forth in the Certificate of Designation.

“Short Sales” shall include all “short sales” of the Common Stock as defined in Rule 200 of Regulation SHO under the Exchange Act.

“Special Meeting” means the special meeting of the stockholders of the Company to be called as provided in Section 4.1.

“Stockholder Matters” means the proposals to be presented to the stockholders of the Company at the Special Meeting as provided in Section 4.1.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a).

“Sunrise Settlement” means the proposed Settlement Agreement between the Company and Sunrise Equity Partners, L.P.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Market or the OTC Bulletin Board.

“Transaction Documents” means this Agreement, the Certificate of Designation, the SPA, the Debentures, the Residual Debentures, the Security Agreement Amendments, the Guarantors Ratification, the Registration Rights Agreement (as amended hereby), the Concurrent Purchase Agreement and any other agreements or documents executed in connection with the transactions contemplated hereunder.

“Transaction Shares” means, collectively, the shares of Series B Preferred and the Underlying Shares.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of any outstanding Debentures, Residual Debentures, and/or of the Series B Preferred.

“Variable Rate Transaction” shall have the meaning ascribed to such term in Section 4.22.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m., Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by Holders holding a majority of the principal amount of Debentures or Residual Debentures then outstanding.

“Warrants” means, collectively, the Common Stock purchase warrants issued on February 3, 2007 in connection with the issuance of the Original Debentures of which warrants to purchase 3,230,730 shares are still outstanding.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants, excluding all shares of Common Stock issued upon exercise of the Warrants prior to the date hereof.

ARTICLE II

EXCHANGE OF DEBENTURES INTO SERIES B PREFERRED

2.1 Initial Exchange of Debentures; First Closing. Simultaneously with the execution and delivery hereof and the transactions set forth below in this Section 2.1 (collectively, the “First Closing”), each of the Holders is exchanging the principal amount of Original Debentures set forth opposite its name in Schedule I, Column A hereto and will receive upon such exchange the number of shares of Series B Preferred set forth under Schedule I, Column B hereto. In addition to the execution and delivery of this Agreement by the parties hereto, the following documents and instruments are being executed and delivered and transactions being effected:

(a) Each Holder shall receive

(i) Payment by wire transfer to the account designated by the Holder on the signature page hereto of all accrued and unpaid interest through November 16, 2007 on the full outstanding principal amount of its respective Original Debentures as set forth under the column entitled “Aggregate Principal Amount of Original Debentures” on Schedule I hereto;

(ii) a certificate and/or certificates representing the number of shares of Series B Preferred being issued to such Holder upon partial exchange of the Original Debentures;

(iii) upon delivery to the Agent of the Holder’s Original Debenture, an amended and restated Debenture in the form of Exhibit C hereto with a principal amount equal to the principal amount set forth opposite such Holder’s name in Schedule I, Column C hereto, which amount is equal to the amount of such Holder’s Original Debenture remaining outstanding after issuance of Series B Preferred to such Holder at the First Closing;

(iv) a legal opinion of Company Counsel, in the form of Exhibit D hereto, with respect to certain corporate matters and with respect to Rule 144;

(v) evidence that the wire transfer of the purchase price payable pursuant to any Concurrent Purchase Agreements entered into in satisfaction of the conditions set forth in Section 2.1(e) has been received by the Company and that the Company has issued certificates for the shares of Common Stock being purchased thereunder;

(vi) a copy of the executed employment agreement between the Company and Paul Soltoff in the form of Exhibit E hereto;

(vii) a certificate of the Secretary of STAC with respect to customary matters including resolutions approving and authorizing this Agreement, the Debentures and the Residual Debentures (and all other Transaction Documents to which STAC is a party), and a certificate of the Company with respect to customary matters including resolutions approving and authorizing: (1) this

Agreement, (2) the Concurrent Offering and related Concurrent Purchase Agreements, (3) the issuance of the Series B Preferred and the filing of the Certificate of Designation, (4) setting a record date and holding the Special Meeting for the purpose of approving the Stockholder Matters, (5) the filing of any additional Registration Statement to register additional Underlying Shares, (6) approval of the new employment agreement with Paul Soltoff in the form of Exhibit E hereto, (7) approval of the engagement of a restructuring consultant, as provided in Section 2.1(a)(ix), (8) the appointment of new directors pursuant to Section 2.1(f) and the acceptance of the resignation of any applicable directors pursuant to Section 2.1(f) and (9) certain other matters related to this Agreement;

(viii) an executed copy of the voting agreement in the form of Exhibit F hereto;

(ix) a copy of the executed engagement letter with between the Company and Marotta Gund Budd & Dzera, LLC (the “CRO”);

(x) a copies of the amendments to security agreements in the form of Exhibit L hereto; and

(xi) a copy of the guarantor ratification and amendment in the form of Exhibit M hereto.

(b) The Company shall pay the fees and expenses identified on Exhibit G hereto by wire transfer of immediately available funds to the persons entitled thereto.

(c) INTENTIONALLY OMITTED.

(d) The Certificate of Designation shall have been filed with the Delaware Secretary of State.

(e) The Company shall have received or shall receive concurrently therewith at least $1,000,000 of gross proceeds pursuant to the Concurrent Offering; provided, however, that in connection with the Concurrent Offering: (i) executive management of the Company shall purchase a minimum of $500,000 in the aggregate of Common Stock toward the fulfillment of this condition; and (ii) Paul Soltoff shall individually purchase at least $300,000 of such $500,000 amount.

(f) The Company’s board of directors shall consist of the following: (i) Paul Soltoff; (ii) Vincent Addonisio; (iii) Anthony Abate; (iv) Paul Dzera; and (v) Steve Marotta.

(g) The Company shall have paid to the Agent the fees payable pursuant to the Transaction Documents through December 31, 2008.

2.2 Second Exchange of Debentures; Second Closing. Upon satisfaction of all conditions to the Second Closing as set forth in Section 2.3, on the Second Closing Date, each Holder shall exchange the entire remaining principal amount of Debentures then owned by it into the number of shares of Series B Preferred set forth in Schedule I, Column C, and a cash settlement for any fractional shares in the amount set forth in Schedule II. Notwithstanding the foregoing, if all conditions to the Second Closing as set forth in Section 2.3 are satisfied but the Concurrent Offering Target has not been satisfied, then on the Second Closing Date each Holder shall exchange only the principal amount of Debentures set forth opposite its name in Schedule I, Column E hereto, and shall receive a combination of Series B Preferred and a Residual Debenture as provided in Section 2.2(a), and a cash settlement for any fractional shares in the amount set forth in Schedule II; and in such case the aggregate principal amount of Debentures so exchanged shall equal $3,370,000 and the aggregate amount of Residual Debentures issued by STAC shall equal $11,000,000. At the Second Closing, the following documents and instruments will also be executed and delivered or transactions will be effected:

(a) Each Holder shall receive

(i) INTENTIONALLY LEFT BLANK.

(ii) a certificate or certificates representing the number of shares of Series B Preferred being issued to such Holder upon exchange of the Debentures and set forth in Schedule I Column D or F, as applicable;

(iii) a “bring down” legal opinion of Company Counsel, in the form of Exhibit D hereto;

(iv) a “bring down” certificate of the Secretary of the Company with respect to customary matters, including the resolutions referenced in Section 2.1(a)(vii);

(v) a certificate of the Chief Executive Officer and Chief Financial Officer of each of the Company and STAC certifying to the satisfaction of the closing conditions set forth in clauses (i) through (iii) of Section 2.3(b); and

(vi) if the Concurrent Offering Target is not satisfied at the Second Closing Date, a Residual Debenture with a principal amount equal to the residual amount set forth opposite its name in Schedule I, Column G hereto.

(b) Any Residual Debentures issued at the Second Closing shall be in substantially the form of the attached Exhibit K hereto and shall: (i) have a term of three (3) years from the Second Closing Date, (ii) not bear interest, (iii) convert into Common Stock at the Conversion Price per share, (iv) contain no financial covenants, (v) be a senior and secured obligation of the Company, (vi) have pari-passu antidilution protection to the Series B Preferred and (viii) automatically convert into Series B Preferred when and if the Concurrent Offering Target is satisfied, subject to and all as more specifically set forth in the Residual Debentures.

2.3 Conditions to Second Closing.

(a) Company Conditions. The obligations of the Company hereunder in connection with the Second Closing are subject to the following conditions being met:

(i) The approval by the stockholders of the Company of the Stockholder Matters, and the filing of the Certificate of Amendment with the Delaware Secretary of State;

(ii) the accuracy in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) when made and on the Second Closing Date of the representations and warranties of the Holders contained herein; and

(iii) all obligations, covenants and agreements of the Holders required to be performed at or prior to the Second Closing Date as set forth in this Agreement shall have been performed.

(b) Holder Conditions. The respective obligations of the Holders hereunder in connection with the Second Closing are subject to the following conditions being met:

(i) The approval by the stockholders of the Company of the Stockholder Matters and the filing of the Certificate of Amendment with the Delaware Secretary of State;

(ii) the accuracy in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on the Second Closing Date of the representations and warranties of the Company and STAC contained herein;

(iii) all obligations, covenants and agreements of the Company and STAC required to be performed at or prior to the Second Closing Date as set forth in this Agreement shall have been performed; and

(iv) the delivery by the Company and STAC of the items required to be delivered by it pursuant to Section 2.2.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Representations, Warranties and Covenants of the Company. Except as set forth under the corresponding section of the disclosure schedules delivered to the Holders concurrently herewith (collectively, the “Disclosure Schedule”), which Disclosure Schedule shall be deemed a part hereof, the Company makes the representations, warranties and covenants set forth below to each Holder as of the date hereof and as of the Second Closing Date.

(a) Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a). Except as set forth on Schedule 3.1(a), the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s and the Subsidiaries’ respective abilities to perform in any material respect on a timely basis their respective obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”), and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. (1) The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company to which it is a party and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or stockholders in connection therewith other than in connection with the Required Approvals (as defined in Section 3.1(e)). Each Transaction Document to which the Company is a party has been (or upon delivery will be) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(2) Each Subsidiary has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company to which it is a party and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of such Subsidiary and no further action is required by such Subsidiary, its board of directors (or other managing body) or stockholders (or other equity holders) in connection therewith other than in connection with the Required Approvals. Each Transaction Document to which such Subsidiary is a party has been (or upon delivery will be) duly executed by such Subsidiary and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of such Subsidiary enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and certain of its Subsidiaries to which it is a party and the consummation by the Company and such Subsidiaries of the other transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflict, default, of creation of a lien or rights of termination, amendment, acceleration or cancellation as could not cause a Material Adverse Effect, and except for certain customer agreements entered in the ordinary course of business regarding change of control, or (iii) subject to the Required Approvals, result in a material violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected.

(e) Filings, Consents and Approvals. Neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company or any Subsidiary of the Transaction Documents, other than (i) filings required pursuant to Section 4.6, (ii) the filing with the Delaware Secretary of State of (A) the Certificate of Designation prior to or on the date hereof and (b) assuming approval of the Stockholder Matters by the stockholders of the Company, on or prior to the Second Closing Date, the Certificate of Amendment, (iii) the filing of the Proxy Statement (as defined in Section 4.1) with the Commission, (iv) the filing with the Commission pursuant to the Registration Rights Agreement of one or more Registration Statements with respect to Underlying Shares that are not currently registered pursuant to an effective Registration Statement, (v) the notice and/or application(s) to each applicable Trading Market for the listing of the Underlying Shares for trading thereon in the time and manner required thereby, and (vi) the approval by the Company’s and the Subsidiaries’ boards of directors, which have been received (collectively, the “Required Approvals”).

(f) Issuance of the Securities. (A) All shares of Series B Preferred issuable pursuant to this Agreement, the Underlying Shares related to the shares of Series B Preferred issuable at the First Closing, and the Warrant Shares are duly authorized and, when issued in accordance with this Agreement, the Certificate of Designation or the Warrant will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company and will have been issued in compliance with all federal and state securities laws. Subject to (i) approval of the Stockholder Matters by the stockholders of the Company as provided in Section 4.1 and the filing of the Certificate of Amendment with the Delaware Secretary of State, the Underlying Shares in respect of the shares of Series B Preferred issuable on the Second Closing Date will be duly authorized and, when issued in accordance with this Agreement and the Certificate of Designation will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company and will have been issued in compliance with all federal and state securities laws. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Warrant Shares and of the Underlying Shares with respect to the shares of Series B Preferred being issued on the date hereof at the First Closing. On or prior to the Second Closing Date, the Company shall have reserved from its duly authorized capital stock a number of shares of Common Stock equal to at least the Required Minimum. As of the date hereof, 38,487,272 of the Underlying Shares are registered for resale pursuant to Existing Registration Statement, which are effective within the meaning of the rules and regulations of the Commission.

(B) The Debentures and the Residual Debentures have been duly authorized by STAC and when duly executed and delivered in accordance with the terms hereof, will constitute the valid and binding obligation of STAC enforceable against it in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(g) Capitalization Matters. The capitalization of the Company is as set forth on Schedule 3.1(g). Except with respect to the Concurrent Offering and any Exempt Issuance: (a) the Company has not issued any capital stock since September 30, 2007, other than pursuant to the exercise of employee stock options under the Company’s stock option plans and pursuant to the conversion or exercise of outstanding Common Stock Equivalents; and (b) no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth on Schedule 3.1(g), other than the Securities and pursuant to the Concurrent Offering or any Exempt Issuance, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Holders) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth on Schedule 3.1(g), there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h) Litigation. Except as set forth in Schedule 3.1(h), there is no Proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) that (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) would, if there were an unfavorable decision, result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act. Neither the Company nor, to the Company’s knowledge, any executive officer, director, or Affiliate of any of them has been contacted in writing or orally by the Federal Bureau of Investigation for any reason whatsoever since February 3, 2006.

(i) Certain Fees. Other than an aggregate fee of $450,000 to Burnham Hill Partners, and any fees payable to the CRO, no brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by the Transaction Documents. The Holders shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents. The Company has delivered to the Holders a copy of a letter from Burnham Hill Partners confirming the nature and amounts of all fees and other payments due to it in connection with the transactions contemplated by this Agreement and the Concurrent Purchase Agreements.

(j) Private Placement. Assuming the accuracy of the Holders’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is or will be required for the issuance of the Series B Preferred or the related Underlying Shares by the Company to the Holders as contemplated hereby or for the issuance and sale of the Concurrent Shares pursuant to the Concurrent Offering. The issuance and sale of the Concurrent Shares pursuant to the Concurrent Purchase Agreements does not contravene the rules and regulations of the Trading Market.

(k) Registration Rights. Except as set forth in Schedule 3.1(k), other than each of the Holders, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

(l) Disclosure. The Company confirms that neither it nor, to its knowledge, any other Person acting on its behalf has provided any of the Holders or their agents or counsel or any of the New Holders pursuant to the Concurrent Offering, with any information that will constitute material, nonpublic information following the issuance of the press release and the filing of the Current Report on Form 8-K as contemplated in accordance with Section 4.7. The Company understands and confirms that the Holders will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to the Holders by the Company or, to the Company’s knowledge, Burnham Hill Partners, regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedules and Exhibits to this Agreement, furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Holder makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2.

(m) No Integrated Offering. Assuming the accuracy of the Holders’ representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the issuance of the Securities pursuant to this Agreement to fail to be entitled to the exemptions afforded by Regulation D under, or Section 4(2) of, the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market on which any of the securities of the Company are listed or designated, if any.

(n) No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Holders.

(o) Acknowledgement Regarding Holders’ Trading Activity. The Company acknowledges and agrees that (i) except for a Holder’s representation and warranty in Section 3.2(f) and its covenant in Section 4.12, such Holder is not making any representation, warranty or covenant with respect to purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) that past or future open market or other transactions by any Holder, including Short Sales, and specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) that any Holder, and counter parties in “derivative” transactions to which any such Holder is a party, directly or indirectly, presently may have a “short” position in the Common Stock; and (iv) that each Holder shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (a) one or more Holders may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Transaction Shares deliverable with respect to Securities are being determined and (b) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

(p) Manipulation of Price. Neither the Company nor to the Company’s knowledge, anyone acting on its behalf has (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities.

(q) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein filed on or after December 31, 2005 being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(r) Material Changes. Since December 31, 2006, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) the Company and its Subsidiaries have not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s consolidated financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission; (iii) the Company has not altered its method of accounting; (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreement to purchase or redeem any shares of its capital stock; and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans.

(s) Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is threatened with respect to any of the employees of the Company or any Subsidiary which would reasonably be expected to result in a Material Adverse Effect.

(t) Compliance. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business, except in each case as could not have a Material Adverse Effect.

(u) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any written notice of proceedings relating to the revocation or modification of any Material Permit.

(v) Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Permitted Liens. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in material compliance.

(w) Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights of others.

(x) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, adequate directors and officers insurance coverage. To the Company’s knowledge, such insurance contracts and policies are accurate and complete. To the Company’s knowledge, neither the Company nor any Subsidiary will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost, where such failure to renew could have a Material Adverse Effect.

(y) Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of the Company or holders, directly or indirectly, of 5% or more of Common Stock and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company, (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company, and (iv) for the Debentures or Residual Debentures to the extent any holder thereof is also the holder, directly or indirectly, of 5% or more of Common Stock.

(z) Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it as of December 31, 2006. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the knowledge of the Company, in other factors that could significantly affect the Company’s internal controls.

(aa) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company intends to conduct its business in a manner so that it will not become subject to the Investment Company Act.

(bb) Listing and Maintenance Requirements. The Company files reports pursuant to Section 15(d) of the Exchange Act. The Company has not taken and will not take any action designed to, or which, to its knowledge, is likely to have the effect of, terminating the Company’s reporting requirement pursuant to Section 15(d). Since February 3, 2006, the Company has not received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(cc) Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Holders as a result of the Holders and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Holders’ ownership of the Securities.

(dd) Tax Status. Except for matters that would not, individually or in the aggregate, have or could reasonably be expected to result in a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns required to be filed by it and has paid or accrued all taxes shown as due thereon, other than those being contested in good faith and for which adequate reserves have been provided, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary. Since December 31, 2006, the Company has not received written notice of any claim made by an authority in a jurisdiction where the Company, does not file tax returns, that the Company is or may be subject to taxation by that jurisdiction. The Company has not waived any statute of limitations in any jurisdiction in respect of taxes or tax returns or agreed to any extension of time with respect to a tax assessment or deficiency. No federal, state, local or foreign audit, examination or other administrative proceeding is pending or, to the knowledge of the Company, threatened in writing with regard to any taxes or tax returns of the Company. There is no dispute or claim concerning any tax liability of the Company either claimed or raised by any taxing authority in writing.

(ee) Foreign Corrupt Practices. Neither the Company or any Subsidiary, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(ff) Accountants. To the Company’s knowledge, Marcus and Kliegman LLP, who expressed their opinion with respect to the Company’s financial statements included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and Gregory, Sharer & Stuart, who have been engaged by the Company and who the Company expects will express their opinion with respect to the financial statements to be included in the Company’s Annual Report on Form 10-KSB for the year ending December 31, 2007, are independent registered public accountants with respect to the Company within the meaning of the Securities Act and the applicable published rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).

(gg) Indebtedness; Seniority. Except as provided in Section 4.18 and in the Certificate of Designation, no Indebtedness or other equity security or other security of the Company or any Subsidiary is or will be senior to the Debentures, Residual Debentures, or the Series B Preferred in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness secured by purchase money security interests (which is senior only as to underlying assets covered thereby) and capital lease obligations (which is senior only as to the property covered thereby).

(hh) Solvency. After giving effect to the receipt by the Company of the proceeds from the sale of the Concurrent Shares and exchange in full of the Debentures for Series B Preferred as provided in Article II, to the Company’s knowledge: (i) the fair value of the Company’s property will be greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of applicable state law; (ii) the present fair saleable value of the Company’s property will not be less than the amount that will be required to pay its probable liability on its debts as they become absolute and matured; (iii) the Company’s assets will not be inadequate, and will not constitute unreasonably small capital, to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by it, and projected capital requirements and capital availability therefor; (iv) the Company will be able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; and (v) the current cash flow of the Company together with the proceeds it would receive were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Following the receipt by the Company of the proceeds from the sale of the Concurrent Shares and exchange in full of the Debentures for Series B Preferred as provided in Article II, the Company does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company does not have any knowledge of any facts or circumstances that leads it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the date hereof.

(ii) Agent. The Company has retained the services of the Agent for a period that will extend at least through the Second Closing Date to provide the services set forth in the SPA and this Agreement, and all fees and expenses due and owing to the Agent through December 31, 2008 have been paid in full.

(jj) Arms’ Length Transaction. Each of the Company and STAC acknowledges and agrees that each of the Holders is acting solely in the capacity of any arm’s length Holder with respect to this Agreement and the transactions contemplated hereby. Each of the Company and STAC further acknowledges and each other Holder acknowledges that no Holder is acting as a financial advisor or fiduciary of the Company or STAC or any other Holder (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Holder or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Holder’s participation in the transactions contemplated by the Transaction Documents.

3.2 Representations and Warranties of the Holders. Each Holder, hereby, for itself and for no other Holder, represents and warrants as of the date hereof to the Company, and the other Holders follows:

(a) Organization; Authority. It is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by it of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on its part. This Agreement has been duly executed and delivered by it and constitutes the valid and legally binding obligation of it, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Own Account. The Holder understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law. The Holder is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no arrangement or understanding with any other persons regarding the distribution of such Securities (this representation and warranty not limiting the Holder’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law. The Holder is acquiring the Securities hereunder in the ordinary course of its business. The Holder does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(c) Holder Status. At the date hereof it is, and on each date on which it exchanges any Debentures or Residual Debentures, or converts any Series B Preferred, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. The Holder is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d) Experience of the Holder. The Holder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of its continuing investment in the Securities, and has so evaluated the merits and risks of such investment. The Holder is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment. The Holder acknowledges that there will be no interest payable on any of the Debentures or Residual Debentures that may be issued pursuant to this Agreement.

(e) General Solicitation. The Holder is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f) Short Sales and Confidentiality Prior To The Date Hereof. Other than the transaction contemplated hereunder, the Holder has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Holder, executed any disposition, including Short Sales (but not including the location and/or reservation of borrowable shares of Common Stock), in the securities of the Company during the period commencing from the time that the Holder first received a term sheet from the Company or any other Person setting forth the material terms of the transactions contemplated hereunder until the date hereof (“Discussion Time”). Notwithstanding the foregoing, in the case of a Holder that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Holder’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Holder’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement, such Holder has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

(g) Access to Information. The Holder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and its Subsidiaries that have been requested by such Holder. Such Holder and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its Subsidiaries. Neither such inquiries nor any other due diligence investigations conducted by such Holder or its advisors, if any, or its representatives shall modify, amend or affect such Holder’s right to rely on the Company’s representations and warranties contained herein.

(h) Sale of Shares of Common Stock. Solely to determine the number of Underlying Shares and Warrant Shares that the Company is required to register pursuant hereto, except as set forth on Schedule 3.2(h), if prior to the date hereof, the Holder has exercised any Warrants or converted any Original Debentures, except as expressly described in writing by or on behalf of the Holder to the Company, the Holder has sold the shares of Common Stock issued upon such exercise or conversion, as applicable, and such shares of Common Stock do not need to be registered for resale.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1 Special Meeting and Proxy Statement.

(a) The Company shall promptly file a preliminary proxy statement (the “Proxy Statement”) with the Commission in accordance with applicable federal securities laws and the General Corporation Law of the State of Delaware, for a special meeting of stockholders to seek approval to increase the authorized Common Stock of the Company to 500,000,000 shares (the “Stockholder Matters”). The Company has set a record date and meeting date for the special meeting (the “Special Meeting”) as set forth in the resolutions delivered to the Holders pursuant to Section 2.1(a)(vi). To the extent that any Holder is entitled to vote on such Stockholder Matters, such Holder shall vote in favor of the Stockholder Matters. The Company shall use its best efforts to respond promptly to any comments on the Proxy Statement from the Commission and to cause the Special Meeting to be held on the date set forth in such resolutions or as soon thereafter as possible.

(b) To the extent that at any time after approval of the Stockholder Matters, and for so long as Underlying Shares are potentially issuable, in the event that the Company does not have sufficient authorized Common Stock of the Company to issue all of the potential Underlying Shares, then the Company shall promptly, and no later than 60 days after such occurrence, file a subsequent proxy statement to seek stockholder approval to further increase the number of authorized shares to an amount sufficient to permit compliance with any issuance obligations regarding all of the remaining Underlying Shares not yet converted.

4.2 Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, or to the Company or to an affiliate of a Holder or in connection with a pledge as contemplated in Section 4.2(c), the Company may require the transferor thereof to provide to it an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Holder under this Agreement and the Registration Rights Agreement.

(b) The Holders agree to the imprinting, so long as is required by this Section 4.2, of a legend on any of the Securities in substantially the following form:

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF

1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR UPON DELIVERY TO THE COMPANY OF SUCH EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OR EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(c) The Company and STAC acknowledge and agree that a Holder may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) and who agrees to be bound by the provisions of this Agreement and the Registration Rights Agreement and, if required under the terms of such arrangement, such Holder may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Holder’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of “selling stockholders” thereunder.

(d) Certificates evidencing the Transaction Shares shall not contain any legend (including the legend set forth in Section 4.2(b)): (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Transaction Shares pursuant to Rule 144, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly if required by the Company’s transfer agent to effect the removal of the legend hereunder. In connection with the issuance of such opinion, the Company may request a certificate from the Holder containing customary representations that such Holder has or will meet the applicable requirements, if any, necessary to effect a resale under Rule 144. If all or any portion of any Debenture, Residual Debenture, any shares of Series B Preferred or any portion of a Warrant is converted or exercised (as applicable) at a time when there is an effective registration statement to cover the resale of the Underlying Shares or Warrant Shares, or if such Underlying Shares or Warrant Shares may be sold under Rule 144 or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations thereof), then such Underlying Shares or Warrant Shares shall be issued free of all legends. The Company and STAC agree that following the Effective Date or at such time as such legend is no longer required under this Section 4.2(d), it will, no later than five (5) Trading Days following the delivery by a Holder to the Company or the Company’s transfer agent of a certificate representing Transaction Shares issued with a restrictive legend (such fifth Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Holder a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of such securities that enlarge the restrictions on transfer set forth in this Section. If then applicable, certificates for Transaction Shares subject to legend removal hereunder shall be transmitted by the transfer agent to the Holders by crediting the account of the Holder’s prime broker with the Depository Trust Company System.

(e) In addition to such Holder’s other available remedies, the Company shall pay to a Holder, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Underlying Shares (based on the VWAP of the Common Stock on the date such Securities are submitted to the transfer agent) delivered for removal of the restrictive legend and subject to Section 4.2(d), $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend. Nothing herein shall limit such Holder’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Securities as required by the Transaction Documents, and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

(f) Each Holder, severally and not jointly with the other Holders, agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.2 is predicated upon the Company’s reliance that the Holder will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

4.3 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including without limitation its obligation to issue the Underlying Shares and Warrant Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Holder and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.4 Exchange Act Registration; Furnishing of Information. As long as any Holder owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by a Company with a class of securities registered under Section 15(d) of the Exchange Act, whether or not the

Company is otherwise required to do so by law. As long as any Holder owns Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Holders and make publicly available in accordance with Rule 144(c) such information as is required for the Holders to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

4.5 Integration. The Company shall not take any intentional action or steps that would cause the offering of the Securities under this Agreement to fail to be entitled to the exemptions from integration afforded by Regulation D under or Section 4(2) of, the Securities Act.

4.6 Conversion and Exercise Procedures.

(a) The form of Notice of Exercise included in the Warrants and the form of Notice of Conversion included in the Series B Preferred set forth the totality of the procedures required of the Holders in order to exercise the Warrants or convert the Series B Preferred. No additional legal opinion or other information or instructions shall be required of the Holders to exercise their Warrants or convert their Series B Preferred Shares. The Company shall honor exercises of the Warrants and conversions of the Series B Preferred Shares and shall deliver Underlying Shares or Warrant Shares, as applicable, in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

(b) Each Holder agrees that notwithstanding the conversion terms set forth in the Debentures, no Holder will exercise any such conversion rights prior to the Second Closing.

4.7 Securities Laws Disclosure; Publicity. The Company shall issue and file the following, as applicable, by 8:30 a.m. Eastern time on the respective dates: (a) on the Trading Day following the date hereof, issue a press release substantially in the form attached hereto as Exhibit J, and by the third Trading Day following the date hereof, file a Current Report on Form 8-K; (b) on the Trading Day following the Second Closing Date, issue a press release, and by the third Trading Day following such date file a Current Report on Form 8-K; and (c) on the Trading Day following the date following closing with respect to the Concurrent Offering Target, issue a press release, and by the third Trading Day following such date file a Current Report on Form 8-K; in each case disclosing the material terms of such respective transactions, and shall attach such Transaction Documents thereto as may be required by applicable regulations. The Company and each Holder shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and none of the Company or any Holder shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Holder, or without the prior consent of each Holder, with respect to any press release of the Company, which consent shall not unreasonably be withheld, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Holder, or include the name of any Holder in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Holder, except (i) as required by federal securities law, including, without limitation, in connection with the registration statement contemplated by the Registration Rights Agreement and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Holders with prior notice of such disclosure permitted under subclause (i) or (ii).

4.8 Non-Public Information. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Holder or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Holder shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Holder shall be relying on the foregoing representations in effecting transactions in securities of the Company.

4.9 INTENTIONALLY LEFT BLANK.

4.10 Indemnification of Holders.

(a) Subject to the provisions of this Section 4.10, the Company indemnifies and holds the Holders and the Agent and each of their directors, officers, shareholders, members, partners, employees and agents (each, a “Holder Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Holder Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by STAC, the Company or any other Subsidiary in this Agreement or in the other Transaction Documents or (b) any action instituted against a Holder Party, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Holder, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Holder’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Holder may have with any such stockholder or any violations by the Holder of state or federal securities laws or any conduct by such Holder that constitutes fraud, gross negligence, willful misconduct or malfeasance).

(b) If any action shall be brought against any Holder Party in respect of which indemnity may be sought pursuant to this Agreement, such Holder Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing. Any Holder Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Holder Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Holder Party. The

Company will not be liable to any Holder Party under this Agreement (i) for any consent settlement by a Holder Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, liability, obligation, claim, contingency, damage, cost or expense is attributable to (A) any Holder Party’s breach of any of the representations, warranties, covenants or agreements made by the Holders in this Agreement or in the other Transaction Documents, or (B) any violation by the Holder of state or federal securities laws or any conduct by such Holder that constitutes fraud, gross negligence, willful misconduct or malfeasance. The indemnification obligations under this Section 4.10 are in addition to any liability that the Company may otherwise have, including but not limited to any other indemnification liability under any other Transaction Document.

4.11 Reservation and Listing of Securities.

(a) The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations in full under the Transaction Documents.

(b) If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum on such date, then the Board of Directors of the Company shall use commercially reasonable efforts to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time, as soon as possible and in any event not later than the 90th day after such date.

4.12 Short Sales and Confidentiality After The Date Hereof. Each Holder severally and not jointly with the other Holders covenants that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with it (i) will execute any Short Sales during the period after the Discussion Time and ending at the time that the transactions contemplated by this Agreement are first publicly announced as described in Section 4.7 and (ii) thereafter so long as any Debentures, Residual Debentures, or Series B Preferred remain outstanding, will not execute any Short Sales in Common Stock in an amount greater than the number of shares of Common Stock that such Holder owns or that such Holder reasonably expects it could receive upon conversion of the Debentures, Residual Debentures, Series B Preferred and Warrants and any other convertible securities of the Company then owned by it. Each Holder, severally and not jointly with the other Holders, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in Section 4.7 such Holder will maintain, the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Each Holder understands and acknowledges, severally and not jointly with any other Holder, that the Commission currently takes the position that coverage of short sales of shares of the Common Stock “against the box” prior to the Effective Date of the Registration Statement is a violation of Section 5 of the Securities Act, as set forth in Item 65, Section 5 under Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporation Finance. Notwithstanding the foregoing, in the case of a Holder that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Holder’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Holder’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

4.13 Agent for the Holders. So long as any Debentures or Residual Debentures remain outstanding and unpaid, the Company, STAC, the Agent and the Holders acknowledge and agree that the rights and obligations set forth in Section 4.20 of the SPA of the Agent and the Holders (referred to therein as the “Purchasers”), remain in full force and effect and are incorporated herein by reference as if set forth in full herein. The Company and STAC agree to timely pay all fees, costs and expenses owed by either of them to the Agent to the extent the Agent has performed its obligations and there is no good faith dispute among such parties.

4.14 Release of Security Interests. Upon the exchange of (a) the remaining principal amount of Debentures for shares of Series B Preferred and, if applicable, Residual Debentures at the Second Closing only with respect to the principal amount of Debentures exchanged into Series B Preferred, and (b) the principal amount of Residual Debentures into Series B Preferred, and in any event once no Debentures or Residual Debentures are remaining outstanding, the Company and the Holders shall execute such security termination letters and other termination documents reasonably requested by the Company and/or the Agent in order to terminate the Security Documents, and shall deliver such documents to the Agent; and the Agent shall, subject to receipt of any fees and expenses then due to it, file those security termination documents that are required to be filed with governmental authorities and return all security for the Debentures and Residual Debentures then held by it to the Company or its Subsidiaries as applicable.

4.15 Certain Covenants. Through the Second Closing Date, and if applicable, payment of any Residual Debentures, the Company shall comply with the covenants set forth in this Section 4.15. The financial covenants of the Company set forth in Section 4.21 of the SPA, as such covenants may have been amended prior to the date hereof, are hereby terminated and of no further force and effect.

(a) Payment of Obligations. The Company and its Subsidiaries will pay and discharge, as the same shall become due and payable, all lawful taxes, assessments and charges or levies made upon it or its property or assets, by any governmental body, agency or official except where any of such items may be diligently contested in good faith by appropriate proceedings, and the Company and each of its Subsidiaries shall have set aside on its respective books, if required under GAAP, reserves for the liabilities related to such items.

(b) Affiliate Transactions. The Company will not, and will not permit any of its Subsidiaries to, authorize, permit or suffer to occur any transactions, contracts or other arrangements by the Company or any of its Subsidiaries with any Affiliate of the Company or any of its Subsidiaries other than in the ordinary course of business and on terms that are no less favorable to the Company than those that could have been obtained in a comparable transaction on an arm’s-length basis.

(c) Restricted Payments, etc. Except with respect to Exempt Issuances, Permitted Indebtedness and the Concurrent Offering, the Company will not, and will not permit any of its non-wholly owned Subsidiaries to, declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of its stock or on any warrants, options or other rights in respect of any class of its stock without the approval of the Required Holders. The Company will not, and will not permit any of its Subsidiaries to apply any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of any shares of any class of stock of the Company or any non-wholly owned Subsidiary, or make any deposit for any of the foregoing.

(d) No Investment Company. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

4.16 Restructuring Consultant. The Company shall cooperate fully with the CRO in its review of the Company’s business lines and financial operations with the goal of having the CRO present its findings and recommendations to the Company’s Board of Directors within 60 days of engagement. The CRO shall be given full access to the Company’s books and records and management during regular business hours.

4.17 Amendment to the Registration Rights Agreement. The provisions of this Section 4.17 amends the Registration Rights Agreement as follows:

(a) Within 90 days of the First Closing, in accordance with the terms and conditions of the Registration Rights Agreement, the Company shall file a registration statement (the “New Registration Statement”) on the appropriate form covering all Underlying Shares not registered under the Existing Registration Statement plus such additional amount as will cause the aggregate amount of Underlying Shares and Warrant Shares registered with the Commission pursuant to the Existing Registration Statement or any other registration statement filed pursuant to this Agreement to equal to the Required Minimum with the Commission. The Company shall use its best efforts to have the New Registration Statement declared effective by 150 days of the date of the First Closing. The Concurrent Shares may be included in the New Registration Statement.

(b) The Company may, at its option, also file one or more post-effective amendments to the Existing Registration Statement which may, to the extent consistent with the rules and regulations of the Commission, cause some or all of the Underlying Shares of the Series B Shares issued at the First Closing and the Second Closing to be included in such registration statement.

(c) If the New Registration Statement has not been declared effective by the 150th day after the date hereof, the Company shall pay to the Holders liquidated damages in a per diem amount equal to: (i) one thirtieth of 1.5% of the principal value of the Debentures set forth in the first Column of Schedule I hereto, “Aggregate Principal Amount of Original Debentures Outstanding,” less the Stated Value of the issued and outstanding shares of Series B Preferred with respect to which the Underlying Shares are subject to an effective registration statement (collectively, the “Aggregate Amount”) for such number of days during the first 30-day period that the New Registration Statement has not been declared effective; and (ii) one thirtieth of 1.0% of such amount for such number of days during each subsequent 30-day period that the New Registration Statement has not been declared effective; which amounts shall be pro-rated to the extent any such period is less than 30 days; provided, however, that liquidated damages shall (A) be pro-rated only for that portion of the Underlying Shares, if any, not registered by such 150th day; and (B) shall not in the aggregate exceed 18.0% of the Aggregate Amount. Such payments shall be made within five (5) Trading Days following the end of the applicable 30-day period.

(d) The term “Registrable Securities,” as defined in the Registration Rights Agreement, shall also include Common Stock issued or issuable upon conversion of the shares of Series B Preferred.

(e) In all other respects, the Registration Rights Agreement shall remain in full force and effect.

4.18 Incurrence of Indebtedness. From the date hereof through the Second Closing Date, and for so long as (i) shares of Series B Preferred with an aggregate liquidation preference of at least $8,182,500 remain outstanding, or (ii) any Debentures or Residual Debentures remain outstanding, except for Permitted Indebtedness, securities issued pursuant to the Concurrent Offering, and Exempt Issuances, the Company shall not issue any securities or financial instruments that rank senior or pari passu to the Series B Preferred or, if outstanding, the Debentures or the Residual Debentures without the consent of the Required Holders.

4.19 SPA. (A) Effective at the Second Closing, subject to Section 4.13, the SPA shall terminate and be of no further force and effect except that Section 4.20 of the SPA shall survive in accordance with its terms. Each Holder, severally and not jointly: (a) agrees that the execution and performance of this Agreement, and all actions taken in furtherance thereof by the Company and its Affiliates shall not constitute a breach or default of the SPA, the Original Debentures or any other document, agreement or instrument related thereto (the “SPA Documents”); (b) hereby forever waives any and all breaches, defaults or Events of Default under the SPA Documents arising or existing on or before the date hereof except for such provisions of the SPA that expressly survive the termination thereof, and (c) hereby releases and discharges the Company, the Subsidiaries and their respective officers, directors, employees, representatives, agents, affiliates, successors and assigns, as the case may be, from and against any and all rights and claims related thereto, any and all obligations, liabilities (including, but not limited to, any liability for any breach or default by any of them of the terms or provisions of the SPA Documents), actions, causes of action, suits, debts, dues, sums of money, accounts reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, known or unknown, fixed, conditional or contingent in law or in equity (collectively, “Claims”), that the Holder ever had, now has or hereafter can, shall or may have, against any of them for, upon or by reason of any matter, cause or thing arising out of or based on the SPA Documents from the beginning of time to the date hereof; provided, that nothing herein shall release or discharge any Claim arising out of the Company’s or the Subsidiaries’ willful misrepresentation or fraud.

(B) The Company and the Subsidiaries, on the other hand (each, a “Releasor”), jointly and severally hereby release and discharge each Holder and purchaser under the SPA and the Agent (each, in such capacity, a “Releasee”), and each of the Releasee’s officers, directors, employees, representatives, agents, affiliates, subsidiaries, predecessors, successors and assigns, as the case may be, from any and all Claims, which such Releasor ever had, now has or hereafter can, shall or may have, against such Releasee or such other persons, for, upon or by reason of any matter, cause or thing arising out of or based on the SPA Documents from the beginning of time to the date hereof; provided, however, that nothing herein shall operate to release or discharge any Claim arising out of a Releasee’s or any such other person’s willful misrepresentation or fraud.

4.20 Concurrent Offering. The Company will use commercially reasonable efforts to complete the Concurrent Offering and to execute and deliver the Concurrent Purchase Agreement in substantially the form previously delivered to the Holders. The Company shall apply the proceeds of the Concurrent Offering as follows: (a) to pay interest on the Original Debentures accrued through November 16, 2007; (b) costs and expenses arising in connection with or otherwise related to the Transaction Documents, the Concurrent Offering, the First Closing and the Second Closing; and (c) working capital purposes. The Concurrent Offering will terminate no later than one (1) year from the Second Closing Date. Sales of Common Stock made in connection with the Concurrent Offering shall be at the Concurrent Offering Price.

4.21 New Financing. For a period of twelve (12) months following the Second Closing Date, if the Company completes a subsequent equity or equity linked financing that does not constitute Permitted Indebtedness, the Concurrent Offering or an Exempt Issuance (a “New Financing”), the Holders of any Residual Debentures may exchange such securities at 100% of their face value for securities offered in such New Financing.

4.22 Variable Rate Transactions. For so long as any Debentures or Residual Debentures remain outstanding and unpaid, except for transactions provided for pursuant to this Agreement, the Company and its Subsidiaries shall be prohibited from effecting or entering into an agreement to effect any offering of its securities, including any firm commitment underwritten public offering, involving a “Variable Rate Transaction”. The term “Variable Rate Transaction” shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price.

4.23 Board Composition. For such period and as otherwise specified in the voting agreement in the form of Exhibit F hereto, the Company and the Holders shall nominate designees for election to the Company’s board of directors for election by the Company’s stockholders as set forth in such voting agreement and consistent with the terms of Section 2.1(f) hereof.

ARTICLE V

MISCELLANEOUS

5.1 Termination. This Agreement may be terminated by the Company or by any Holder, as to such Holder’s obligations hereunder only and without any effect whatsoever on the obligations among the Company, STAC and the other Holders, by written notice to the other parties, if the Second Closing has not been consummated on or before the date that is 150 days after the date of the First Closing; provided, however, that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

5.2 Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Notwithstanding the foregoing, the Company shall reimburse the Holders for their reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Transaction Documents, including reasonable legal fees and disbursements and business diligence expenses, in an aggregate amount up to $50,000 (excluding the Agent’s fees and expenses) promptly upon receiving reasonable documentation of such expenses by the Holders. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities.

5.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via confirmed facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company, STAC, the Required Holders and, if the Agent could be adversely affected in any way by any such amendment, by the Agent or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought and the Company shall cause Relationserve Access, Inc., and Friendsand, Inc. to acknowledge in writing each amendment or waiver agreed to by the Company and/or STAC. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. Copies of waivers and amendments shall be delivered by the parties executing such instruments to the Agent if the Agent is not a party. Any material consideration provided by the Company to any Holder in exchange for such Holder’s consent to a waiver, modification or amendment to any material term or condition of any of the Transaction Documents will also be offered by the Company to the other existing Holders on a pro rata basis based on ownership of applicable securities. No amendment or modification of any Transaction Document may disproportionately affect the equity or debt interests owned by any Holder of applicable securities without the written consent of such Holder.

5.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor STAC may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Required Holders. Any Holder may assign any or all of its rights under this Agreement to any Person to whom such Holder assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Holders”.

5.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.12.

5.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.10 Survival. The representations and warranties contained herein shall survive the Closing and the delivery, exercise and/or conversion of the Securities, as applicable for two years after the Consolidation Date or the applicable statue of limitations.

5.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.13 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

5.14 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Holders and the Agent (acting upon the instructions of the Required Holders), on the one hand, and the Company and STAC, on the other hand, will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.15 Payment Set Aside. To the extent that the Company or STAC makes a payment or payments to any Holder or the Agent pursuant to any Transaction Document or a Holder enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company or STAC, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.16 Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder under any Transaction Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Except as set forth in Section 4.20 of the SPA, each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. Each Holder has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. For reasons of administrative convenience only, Holders and their respective counsel have chosen to communicate with the Company through Morrison. Morrison does not represent all of the Holders but only Lehman Brothers Inc. and its affiliates. The Company and STAC have elected to provide all Holders with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Holders.

5.17 Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.18 Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

5.19 Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Recapitalization Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Address for Notice

SENDTEC ACQUISITION CORP.

By:	877 Executive Center Drive West
Paul Soltoff, President	Suite 300
St. Petersburg, FL 33702
Fax: 727-576-7790

SENDTEC, INC.

By:	877 Executive Center Drive West
Paul Soltoff, Chief Executive Officer	Suite 300
St. Petersburg, FL 33702
Fax: 727-576-7790

With a copy to (which shall not constitute notice):	Holland & Knight, LLP
100 North Tampa Street
Tampa, FL 33609
Fax: 813-229-0134
ATT: Robert J. Grammig, Esq.

Each of RelationServe Access, Inc. and Friendsand, Inc. hereby (1) acknowledges, consents and agrees to the terms of this Recapitalization Agreement, the Debentures, the Residual Debentures, and all related documents and agreements; (2) ratifies, restates and confirms the Security Documents to which it is a party; (3) agrees that the Debentures and Residual Debentures constitute Guarantied Obligations and Secured Obligations (as defined in the Security Documents); and (4) agree and intend that this ratification and agreement shall not constitute a novation.

RELATIONSERVE ACCESS, INC.

By:		877 Executive Center Drive West
	Paul Soltoff, President	Suite 300
St. Petersburg, FL 33702
Fax: 727-576-7790

FRIENDSAND, INC.

By:		877 Executive Center Drive West
	Paul Soltoff, President	Suite 300
St. Petersburg, FL 33702
Fax: 727-576-7790

Recapitalization Agreement